EXHIBIT 10.1
Note: Certain portions of this document have been marked “[C.I.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission
2006 MICANOL TRANSITION LICENSE AGREEMENT
          This 2006 Micanol Transition License Agreement (the “Agreement”) is made as of January 29, 2008 (“Extension Effective Date”) by and between Winston Laboratories, Inc., a Delaware Corporation located at 100 Fairway Drive, Suite 134, Vernon Hills, Illinois 60061 (hereafter referred to as “Winston”) and Sirius Laboratories, Inc., a New Jersey Corporation with its principal offices at 25 Upton Drive, Wilmington, Massachusetts 01887 (hereinafter referred to as “Sirius”) being the successor in interest to Sirius Laboratories, Inc., the former Illinois corporation (the “Former Sirius”) (Winston and Sirius collectively called the “Parties”).
          WHEREAS, Winston and the Former Sirius previously entered a 2006 Micanol License Agreement dated as of January 30, 2006 (the “2006 License Agreement”); and
          WHEREAS, the Parties wish to briefly extend the term of the 2006 License Agreement to provide for transition of the Product (as defined in the 2006 License Agreement) back to Winston and to amend certain provisions thereto.
          NOW, THEREFORE, the Parties hereto agree as follows:
1.	The term of the 2006 License Agreement shall be extended from January 31, 2008 and shall expire on September 30, 2008, subject to the terms and conditions of this Extension.

2.	Notwithstanding the language in Paragraph 5.1 of the 2006 License Agreement, upon termination or expiration of this Agreement, Sirius shall destroy all inventory and Product samples which remain in inventory.

3.	Sirius represents that it has returned and provided to Winston all Proprietary Information, including manufacturing information licensed by Winston to Sirius which is in Sirius’ possession, and has authorized the manufacturer of the Product, Bioglan S.A., to cooperate with Winston and provide such information to Winston. DUSA represents that it has contacted Wolters Kluwer, the third party vendor that provides DUSA with prescribing information concerning the Product, and has determined that if Winston wishes to purchase such information, Winston may do so by entering an agreement with Wolters Kluwer at a price which Wolters Kluwer will quote. DUSA is not permitted to disclose such information to Winston without the consent of Wolters Kluwer.

4.	Following the termination or expiration of this Agreement, each Party (or any distributor, sublicensee, or agent thereof, respectively), will be fully responsible for [c.i.] and [c.i.] associated with [c.i.] of the Product by such Party, including without limitation, [c.i.] relating to Product [c.i.] or to [c.i.] of the Product (i.e., DUSA shall be responsible for [c.i.] for sales up to and including September 30, 2008, and Winston shall be responsible thereafter).

Note: Certain portions of this document have been marked “[C.I.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission
5.	The Parties agree that the obligation of the Former Sirius in Paragraph 8.2 of the 2006 License Agreement to maintain product liability insurance shall be reduced from [c.i.] to [c.i.] following the termination or expiration of the Agreement.

6.	The Parties agree with respect to Net Sales of the Product made by Sirius during the term of this Agreement, Sirius shall pay [c.i.] percent([c.i.] %) of such Net Sales to Winston within [c.i.] days of the expiration of the term of this Agreement. Sirius shall not be obligated to pay to Winston the difference between any earned royalty and Minimum Royalty (as defined in the 2006 License Agreement).

7.	All other terms and conditions, including defined terms, of the 2006 License Agreement shall remain in full force and effect as if restated in this Agreement.

IN WITNESS WHEREOF, the parties have executed this Extension as of the Extension Effective Date first above written.

WINSTON LABORATORIES, INC.		SIRIUS LABORATORIES, INC.

By:	/s/ Joel E. Bernstein	By:	/s/ Robert F. Doman

Title:	CEO	Title:	President & CEO

Date:	1/29/08	Date:	1/29/08